UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2009

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

(Address of Principal Executive Office and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Participation and Exploration Agreement

The Participation and Exploration Agreement (“PEA”) was entered into on June 18, 2009, to be effective as of May 5, 2009, by and among Williams Production Company, LLC, Williams Production Appalachia, LLC (together “Williams”), Rex Energy I, LLC and R.E. Gas Development, LLC (together “Rex”). Rex Energy Corporation and Rex Energy Operating Corp. also joined the Participation and Exploration Agreement for limited purposes.

Under the terms and conditions of the PEA, Williams may acquire, through a “drill to earn” structure, 50% of Rex’s working interest in certain oil and gas leases covering approximately 43,672 net acres in Centre, Clearfield and Westmoreland Counties, Pennsylvania (the “Project Area”). The PEA effectively provides that, for Williams to earn its 50% interest in the Project Area, Williams will bear 90% of all costs and expenses incurred in the drilling and completion of all wells jointly drilled in the Project Area until such time as Williams has invested approximately $74 million (approximately $33 million on behalf of Rex and $41 million for Williams’ 50% share of the wells). In addition, Williams committed to participate in drilling a minimum of ten horizontal wells in the Project Area to a depth sufficient to test the Marcellus Shale formation. Subject to certain termination rights, Williams agreed to fund its carry obligation prior to December 31, 2011 or make a cash payment to Rex for the remaining carry amount that has not been incurred at that time. Once Williams has completed its carry obligation and acquired 50% of Rex’s working interest in the leases within the Project Area, the parties will share all costs of joint venture operations within an area of mutual interest (including the Project Area) in accordance with their participating interests, which are expected to be on a 50/50 basis.

In accordance with the terms of the PEA, Williams reimbursed Rex for approximately $3.6 million for Williams’ share of certain expenses incurred in the acquisition and development of oil and gas leases within the Project Area that Rex had previously paid. The agreement provides that Rex will continue to serve as operator of the Project Area until December 31, 2009, and thereafter, Williams will become the operator of the Project Area.

Tax Partnership Agreement

Pursuant to the terms of the PEA, Williams Production Appalachia, LLC (“Williams”), Rex Energy I, LLC and R.E. Gas Development, LLC (together “Rex”) entered into an API Model Tax Partnership Agreement on June 18, 2009 to be effective as of May 5, 2009. Under the terms and conditions of the Tax Partnership Agreement, each party will be allocated exploration costs, intangible drilling costs (“IDC”), operating and maintenance costs in accordance with its respective contribution, except that Rex will be allocated 2/9ths of the IDC costs paid by Williams on behalf of Rex pursuant to its carry obligation under the PEA. Additionally, depreciation will be allocated to each party in accordance with its contribution to the cost of the underlying asset, except that depreciation with respect to the undivided interests in depreciable property that is paid by Williams and credited towards its carry obligation under the PEA will be allocated to Rex. Finally, each party will be allocated simulated depletion in accordance with its fair market value capital account adjusted basis, except that cost depletion will be allocated to Williams on 25% of the adjusted tax basis in the oil and gas properties initially contributed to the tax partnership by Rex.

Limited Liability Company Agreement of RW Gathering, LLC

Pursuant to the terms of the PEA, the parties agreed to form RW Gathering, LLC (the “RW Gathering”), a Delaware limited liability company, to own any gas gathering assets which the parties agree to jointly construct in order to facilitate the development of the Project Area. The initial members of RW Gathering are Williams Production Appalachia, LLC and R.E. Gas Development, LLC, each owning an equal interest in the company. R.E. Gas Development, LLC will serve as the manager of RW Gathering until December 31, 2009. Beginning on January 1, 2010, Williams Production Appalachia will be the manager of the company.

The foregoing summary of the PEA, Tax Partnership Agreement and Limited Liability Company Agreement, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreements attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 to this Current Report on Form 8-K, all of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Title
10.1	Participation and Exploration Agreement dated June 18, 2009 by and among Williams Production Company, LLC, Williams Production Appalachia, LLC, Rex Energy I, LLC and R.E. Gas Development, LLC.*

10.2	Tax Partnership Agreement.

10.3	Limited Liability Company Agreement of RW Gathering, LLC effective as of June 18, 2009.

*	A list of the exhibits to the PEA is set forth on page 2 of the PEA. The registrant will furnish supplementally copies of the exhibits that are omitted from Exhibit 10.1 to the Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

	By:	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
President and Chief Executive Officer

Date: June 23, 2009

EXHIBIT INDEX

Exhibit Number	Exhibit Title
10.1	Participation and Exploration Agreement dated June 18, 2009 by and among Williams Production Company, LLC, Williams Production Appalachia, LLC, Rex Energy I, LLC and R.E. Gas Development, LLC. *

10.2	Tax Partnership Agreement.

10.3	Limited Liability Company Agreement of RW Gathering, LLC effective as of June 18, 2009.

*	A list of the exhibits to the PEA is set forth on page 2 of the PEA. The registrant will furnish supplementally copies of the exhibits that are omitted from Exhibit 10.1 to the Commission upon request.